ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Ken Chymiak (9l8) 25l-9121	(212) 896-1250
Scott Francis (9l8) 25l-9121	grussell@kcsa.com

ADDvantage Technologies Reports Fiscal 2009 Year-end Earnings
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Fiscal Year 2009 Total Revenue of $42.2 Million and Net Income of $0.30 per share

BROKEN ARROW, Oklahoma, December 15, 2009 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and twelve month periods ended September 30, 2009.

Revenue for the three month period ended September 30, 2009 was $10.2 million compared to $14.6 million in the same period a year ago, a decrease of 30.6%. Revenue from new and refurbished equipment sales declined $4.3 million as a result of the downturn in the economy, which has caused customers to continue to conserve cash and limited customers’ access to affordable financing.  Service revenue declined by $127,000 compared to the same period last year.

Net income attributable to common stockholders in the fourth quarter of 2009 was $712,000, or $0.07 per diluted share, as compared to $1.1 million, or $0.10 per diluted share, in the year-earlier period.

For the twelve months ended September 30, 2009, revenue decreased 25.2% to $42.2 million, from $56.4 million in the same period a year ago.

Net income attributable to common stockholders for the twelve month period was $3.0 million, or $0.30 per diluted share, as compared to $4.5 million, or $0.44 per diluted share, for fiscal 2008.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “Although the challenging economic environment continues to have a direct impact on our business, we have made, and continue to make, changes to our business model to ensure we are successful.  We reported net income of $0.30 per share and generated positive cash flows, even after paying down our line of credit and debt by $4.7 million and purchasing over 200,000 shares of our common stock through our stock buyback program.  In addition, we have retained our position within the industry as the leading “On Hand On Demand” source of cable television equipment, carrying the most comprehensive mix of inventory of cable equipment of any reseller in the industry.  The team work and dedication that our people have shown over the past year is the reason ADDvantage has been able to achieve each of these goals, and the Board and I appreciate everyone’s efforts.

“Looking ahead to fiscal 2010, we believe that the cost reduction efforts we put in place this year will continue to offset the economic pressures impacting equipment sales and service, and help us remain profitable.  Also, we expect that as the economy improves and the credit crisis eases, our MSO customers will restart or initiate the necessary bandwidth upgrades and plant expansions they put on hold due to the recession. We will be ready to meet their needs as this occurs.”

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 pm ET, December 15, 2009.  The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetech.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.  The dial-in number for the conference call is (888) 726-2460 or (913) 312-1448 for international participants.  The conference code for the call is 7808430. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through December 29, 2009 at (888) 203-1112 (domestic) or (719) 457-0820 (international).  Participants must use the following code to access the replay of the call: 7808430.  The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, formerly Scientific-Atlanta, and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, Tulsat-West, NCS Industries, ComTech Services and Broadband Remarketing International.  For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008

Net sales	$10,168,043	$14,643,572	$42,243,592	$56,448,561

Income from operations	$1,358,303	$1,956,656	$5,768,343	$8,452,358

Net income	$711,893	$1,058,070	$3,019,004	$4,667,794

Net income attributable to common shareholders	$711,893	$1,058,070	$3,019,004	$4,534,314

Earnings per share:
Basic	$0.07	$0.10	$0.30	$0.44
Diluted	$0.07	$0.10	$0.30	$0.44
Shares used in per share calculation:
Basic	10,138,994	10,273,015	10,162,122	10,263,365
Diluted	10,141,631	10,277,749	10,164,216	10,281,136

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2009 (unaudited)	September 30, 2008 (audited)
Assets
Current assets:
Cash and cash equivalents	$700,004	$15,211
Accounts receivable, net of allowance	4,199,136	6,704,162
Income tax refund receivable	88,411	83,735
Inventories, net of allowance for excess and obsolete		33,678,418
inventory	33,166,624
Deferred income taxes	1,282,000	1,069,000
Prepaid expenses	107,423	108,560
Total current assets	39,543,598	41,659,086

Net property and equipment	7,556,667	7,926,175
Other assets	2,332,281	2,214,295

Total assets	$49,432,546	$51,799,556

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,523,143	$3,267,006
Accrued expenses	1,095,822	1,146,672
Bank revolving line of credit	-	2,789,252
Notes payable – current portion	1,863,767	1,860,163
Total current liabilities	5,482,732	9,063,093

Notes payable	13,992,873	15,860,245
Other liabilities	1,049,685	299,944

Shareholders’ equity	28,907,256	26,576,274

Total liabilities and shareholders’ equity	$49,432,546	$51,799,556